CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports
Fourth Quarter and Full Year 2022 Results
Patient Volume Remains Strong
Company Provides 2023 Guidance and Raises Dividend
Houston, TX, February 28, 2023 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention (“IIP”) services, today reported final results for the three months and year ended December 31, 2022 (“2022 Fourth Quarter” and “2022 Year”, respectively).  The Company has completed its evaluation of income tax expense for the 2022 Fourth Quarter and 2022 Full Year, and there were no changes to the provision for income taxes, or any other results, as previously presented in its earnings release on February 22, 2023.

FULL YEAR AND QUARTER HIGHLIGHTS

•
Adjusted EBITDA, a non-GAAP measure, was $17.9 million for the 2022 Fourth Quarter, an increase of $0.5 million, or 2.8%, from $17.4 million, excluding Relief Funds, for the three months ended December 31, 2021 (“2021 Fourth Quarter”). See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedules on pages 13 and 14.

•	Adjusted EBITDA was $73.7 million for the 2022 Year, a decrease of $0.1 million, or 0.2%, from $73.8 million, excluding Relief Funds, for the year ended December 31, 2021 (“2021 Year").
•
For the 2022 Fourth Quarter, USPH’s net income attributable to its shareholders, a GAAP measure, was $2.6 million as compared to $10.2 million for the 2021 Fourth Quarter. The 2022 Fourth Quarter included a goodwill impairment charge, further described below, of $4.8 million, net of taxes and allocation to non-controlling interest.  For GAAP purposes, a charge for the revaluation of redeemable non-controlling interest, net of taxes, is included in the computation of earnings or loss per diluted share.  Loss per diluted share on a GAAP basis, net of taxes, was $0.01 for the 2022 Fourth Quarter as compared to earnings per share of $0.73 for the 2021 Fourth Quarter.

•
For the 2022 Year, USPH’s net income attributable to its shareholders, a GAAP measure, was $32.2 million as compared to $40.8 million for the 2021 Year.  Earnings per diluted share, which includes a charge for revaluation of redeemable non-controlling interest, was $2.25 for the 2022 Year, as compared to $2.41 for the 2021 Year.

•
Operating Results, a non-GAAP measure, was $0.58 per diluted share for the 2022 Fourth Quarter compared to $0.72 per diluted share, excluding Relief Funds (defined under “Impact of COVID-19/Relief Funds” below), for the 2021 Fourth Quarter.  See definition, explanation and calculation of Operating Results, a non-GAAP measure, in the schedules on pages 13 and 14.

•	Operating Results was $2.70 per diluted share for the 2022 Year. For the 2021 Year, Operating Results, excluding Relief Funds, was $3.17 per diluted share.
•
Average visits per clinic per day were 29.1 for the 2022 Fourth Quarter and 28.7 for the 2022 Year, the second highest average visits per day for each period in the Company’s history, surpassed only by 29.8 average visits per day in the Fourth Quarter 2021 and 29.1 in the 2021 Year.

•
Net patient revenue from physical therapy operations was $120.1 million for the 2022 Fourth Quarter, an increase of 5.8% from $113.5 million for the 2021 Fourth Quarter.  Net patient revenue from physical therapy operations was $464.6 million for the 2022 Year, an increase of 6.0% from $438.3 million for the 2021 Year.

•
For the 2022 Fourth Quarter, total patient visits were 1,152,139, an increase of 5.1% from 1,096,389 for the 2021 Fourth Quarter. For the 2022 Year, total patient visits were 4,483,282, an increase of 6.2% from 4,219,576 for the 2021 Year.

•
The net rate per patient visit was $104.28 in the 2022 Fourth Quarter, a $0.75 per visit increase from $103.53 in the 2021 Fourth Quarter.  For the 2022 Year, the net rate per patient visit was $103.63 as compared $103.88 in the 2021 Year. The net rate per patient visit increased throughout 2022, from $103.00 in the first quarter of 2022 to $103.18 in the second quarter, $104.01 in the third quarter and $104.28 in the fourth quarter.

•
Physical therapy total operating costs were $84.05 per visit in the 2022 Fourth Quarter, a decrease of 1.3% from $85.14 in the third quarter of 2022, and an increase of 2.1% from $82.30 per visit in the Fourth Quarter 2021. Physical therapy salaries and related costs were $60.04 per visit in the Fourth Quarter 2022, a decrease of 1.6% from $60.99 in the third quarter of 2022, and an increase of 1.4% from $59.20 in the Fourth Quarter 2021.

•
For the 2022 Year, physical therapy total operating costs were $83.34 per visit, an increase of 4.6% from $79.71 for the 2021 Year.  Total salaries and related costs were $59.52 per visit, an increase of 4.1% as compared to $57.20 for the 2021 Year.

•
IIP services revenue increased 37.6% to $18.4 million in the 2022 Fourth Quarter as compared to $13.4 million in the 2021 Fourth Quarter.  For the full year, IIP services revenue increased 75.5% to $77.1 million in the 2022 Year as compared to $43.9 million for the 2021 Year.  Excluding the Company’s IIP Acquisition in November 2021 (“IIP Acquisition”), IIP services revenue increased 9.1% in the 2022 Fourth Quarter and 20.8% in the 2022 Full Year as compared to the same periods in 2021.

•
The Company completed two acquisitions in the 2022 Fourth Quarter, resulting in five total acquisitions in the 2022 Year.  On October 31, 2022, the Company acquired 60% of the equity interest in a fourteen-clinic physical therapy practice with approximately $9.2 million in annual revenue and approximately 84,000 patient visits per year. On November 30, 2022, the Company acquired 80% of the equity interest in a thirteen-clinic physical therapy practice with approximately $12.0 million in annual revenue and approximately 120,000 patient visits per year.

•
The Company’s Board of Directors raised the Company’s quarterly dividend from $0.41 per share to $0.43 per share, an increase of 4.9%, effectively immediately, and declared a quarterly dividend for the first quarter of 2023 at the higher rate.

•
Management currently expects the Company’s Adjusted EBITDA for 2023 to be in the range of $75.0 million to $80.0 million.  The guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions.  See “Management Provides 2023 Guidance” below for more information.

U.S. Physical Therapy Press Release	Page 2
February 28, 2023

Management’s Comments

Chris Reading, Chief Executive Officer, said, “I am proud of the work by our partners, clinicians, and leadership team despite significant macroeconomic headwinds present in the second half of 2022. We are making good progress around contract renegotiations, development has been strong, and staffing has begun to improve.  Volumes to start the new year have been ahead of our initial expectations.  Our team will continue to work on all these important items as we go forward in 2023.”

Carey Hendrickson, Chief Financial Officer, said, “We are pleased to raise our quarterly dividend rate once again in the first quarter of 2023, which we have raised each year since the inception of our dividend in 2011.  While we again have some Medicare rate headwinds as we enter 2023, we have tremendous confidence in our team to produce EBITDA growth this year through increased volumes, continued momentum in rate renegotiations and an ongoing focus on making our operations as efficient as possible.”

Fourth Quarter 2022 As Compared to Fourth Quarter 2021

•
Reported total revenue for the 2022 Fourth Quarter was $141.2 million, an increase of 8.7% as compared to $129.8 million for the 2021 Fourth Quarter.  See table below for a detail of reported total revenue (in thousands):

	Three Months Ended
	December 31, 2022	December 31, 2021
Revenue related to Mature Clinics	$105,655	$106,955
Revenue related to 2022 Clinic Additions	7,759	-
Revenue related to 2021 Clinic Additions	6,383	5,304
Revenue from clinics sold or closed in 2022	349	1,252
Net patient revenue from physical therapy operations	120,146	113,511
Other revenue	883	717
Revenue from physical therapy operations	121,029	114,228
Revenue from management contracts	1,761	2,242
Revenue from industrial injury prevention services	18,392	13,363
Total revenue	$141,182	$129,833

•
Revenue from physical therapy operations increased $6.8 million, or 6.0%, to $121.0 million for the 2022 Fourth Quarter from $114.2 million for the 2021 Fourth Quarter.  The average net patient revenue per visit was $104.28 for the 2022 Fourth Quarter as compared to $103.53 for the 2021 Fourth Quarter. Total patient visits increased 5.1% to 1,152,139 for the 2022 Fourth Quarter from 1,096,389 for the 2021 Fourth Quarter.

•
Net patient revenue related to clinics opened or acquired prior to 2021 and still in operation on December 31, 2022 (“Mature Clinics”) decreased slightly. Visits for Mature Clinics (same store) for the 2022 Fourth Quarter decreased by 2.3% as compared to the 2021 Fourth Quarter while net patient revenue per visit increased by 1.1% over the comparable period.

•
IIP services revenue increased 37.6% to $18.4 million for the 2022 Fourth Quarter as compared to $13.4 million for the 2021 Fourth Quarter.  The 2022 Fourth Quarter includes revenue of $6.2 million related to the IIP Acquisition compared to $2.2 million in the 2021 Fourth Quarter.

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Total operating cost was $113.4 million for the 2022 Fourth Quarter, or 80.3% of total revenue, as compared to $102.7 million, or 79.1% of total revenue, for the 2021 Fourth Quarter. Operating cost related to Mature Clinics increased $0.3 million, or 0.4%, for the 2022 Fourth Quarter as compared to the 2021 Fourth Quarter.  Operating cost related to the IIP services business increased by $4.5 million for the 2022 Fourth Quarter as compared to the 2021 Fourth Quarter, of which $3.5 million related to the IIP Acquisition.  See table below for a detail of operating cost (in thousands):

	Three Months Ended
	December 31, 2022	December 31, 2021
Operating cost related to Mature Clinics	$84,846	$84,539
Operating cost related to 2022 Clinic Additions	6,136	59
Operating cost related to 2021 Clinic Additions	5,399	4,437
Operating cost related to clinics sold or closed in 2022	455	1,191
Operating cost related to physical therapy operations	96,836	90,226
Operating cost related to management contracts	1,411	1,814
Operating cost related to industrial injury prevention services	15,104	10,610
Total operating cost	$113,351	$102,650

U.S. Physical Therapy Press Release	Page 3
February 28, 2023

•
Total salaries and related costs, including all operations, were 58.3% of total revenue for the 2022 Fourth Quarter versus 58.0% for the 2021 Fourth Quarter.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 21.0% for the 2022 Fourth Quarter versus 20.0% for the 2021 Fourth Quarter. The provision for credit losses as a percentage of total revenue was 1.0% for 2022 Fourth Quarter and 1.1% for 2021 Fourth Quarter.

•
Gross profit for the 2022 Fourth Quarter was $27.8 million as compared to $27.2 million for the 2021 Fourth Quarter. The gross profit percentage was 19.7% of total revenue for the 2022 Fourth Quarter as compared to 20.9% for the 2021 Fourth Quarter. The gross profit percentage for the Company’s physical therapy operations was 20.0% for the 2022 Fourth Quarter as compared to 21.0% for the 2021 Fourth Quarter. The gross profit percentage on management contracts was 19.9% for the 2022 Fourth Quarter as compared to 19.1% for the 2021 Fourth Quarter.  The gross profit percentage for industrial injury prevention services was 17.9% for the 2022 Fourth Quarter as compared to 20.6% for the 2021 Fourth Quarter.  The table below details the gross profit (in thousands):

	Three Months Ended
	December 31, 2022	December 31, 2021

Physical therapy operations	$24,193	$24,002
Management contracts	350	428
Industrial injury prevention services	3,288	2,753
Gross profit	$27,831	$27,183

•
During the 2022 Fourth Quarter, the Company recorded a charge for goodwill impairment of $9.1 million related to the IIP Acquisition.  The impairment is related to a change in the IIP Acquisition’s current and projected operating income as well as various inputs based on current market conditions, including the higher interest rate environment.

•
Corporate office costs were $11.9 million for the 2022 Fourth Quarter as compared to $10.7 million for the 2021 Fourth Quarter. Corporate office costs were 8.4% of total revenue for the 2022 Fourth Quarter as compared to 8.3% for the 2021 Fourth Quarter.

•	Operating income was $6.8 million for the 2022 Fourth Quarter and $16.5 million for 2021 Fourth Quarter.

•	During the 2022 Fourth Quarter, the Company revalued the contingent earn-out consideration related to an acquisition resulting in the elimination of a $0.5 million liability previously booked.

•	For the 2022 Fourth Quarter, the Company recognized income of $0.2 million related to a joint venture company that provides physical therapy services for patients at hospitals.

•
The change in revaluation of put-right liability was $0.8 million for the 2022 Fourth Quarter.  The put right relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years from November 2021. The value of this right will continue to be adjusted in future periods, as appropriate.

•
Interest expense on debt and other, primarily from the Company’s $150 million term loan entered into in June 2022 and to a lesser extent the funds drawn on the Company’s revolving credit facility, amounted to $2.2 million for the 2022 Fourth Quarter.  The effective interest rate on the Company’s debt was 5.1% for the 2022 Fourth Quarter.  See discussion of Other Comprehensive Income below for information related to the Company’s interest rate swap agreement. For the 2021 Fourth Quarter, interest expense, primarily from the Company’s revolving line of credit, was $0.2 million.

•
The provision for income tax was $1.2 million for the 2022 Fourth Quarter and $3.9 million for the 2021 Fourth Quarter. The provision for income tax, as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate), was 31.7% for the 2022 Fourth Quarter and 27.2% for the 2021 Fourth Quarter. Excluding the impact of the impairment charge discussed above, the effective tax in the Fourth Quarter 2022 was 27.9% See computation of 2022 Year tax rate in next section.  See table below ($ in thousands):

	Three Months Ended
	December 31, 2022	December 31, 2021
Income before taxes	$4,560	$18,389

Less: net loss (income) attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	318	(2,689)
Non-controlling interest - permanent equity	(1,059)	(1,541)
	$(741)	$(4,230)

Income before taxes less net income attributable to non-controlling interest	$3,819	$14,159

Provision for income taxes	$1,212	$3,946

Percentage	31.7%	27.9%

•
The net loss attributable to redeemable non-controlling interest (temporary equity) was $0.3 million for the 2022 Fourth Quarter as compared to net income attributable to redeemable non-controlling interest of $2.7 million for the 2021 Fourth Quarter.  Net income attributable to non-controlling interest (permanent equity) was $1.1 million for the 2022 Fourth Quarter and $1.5 million for the 2021 Fourth Quarter.  During the 2022 Fourth Quarter, $2.7 million of the goodwill impairment charge related to redeemable non-controlling interest (temporary equity).

U.S. Physical Therapy Press Release	Page 4
February 28, 2023

•
For the 2022 Fourth Quarter, the Company’s net income attributable to its shareholders was $2.6 million as compared to $10.2 million for the 2021 Fourth Quarter. In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but charged directly to retained earnings; however, the charge for this change is included in the earnings per basic and diluted share calculation. Inclusive of the charge for revaluation of noncontrolling interest, net of taxes, the amount is a loss of $0.1 million, or $0.01 per diluted share, for the 2022 Fourth Quarter, and income of $9.4 million, or $0.73 per diluted share, for the 2021 Fourth Quarter.

•
For the 2022 Fourth Quarter, the Company’s Adjusted EBITDA, a non-GAAP measure, was $17.9 million as compared to $17.4 million (excluding Relief Funds) in the 2021 Fourth Quarter. See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedules on pages 13 and 14.

•
For the 2022 Fourth Quarter, the Company’s Operating Results, a non-GAAP measure, was $7.5 million, or $0.58 per diluted share as compared to $9.3 million (excluding Relief Funds), or $0.72 per diluted share, for the 2021 Fourth Quarter. See definition, explanation and calculation of Operating Results, a non-GAAP measure, in the schedules on pages 13 and 14.

2022 Year As Compared to 2021 Year

•
Reported total revenue for the 2022 Year was $553.1 million, an increase of 11.7% as compared to $495.0 million for the 2021 Year.  See table below for a detail of reported total revenue (in thousands):

	For the Year Ended
	December 31, 2022	December 31, 2021
Revenue related to Mature Clinics	$421,806	$420,093
Revenue related to 2022 Clinic Additions	14,779	-
Revenue related to 2021 Clinic Additions	25,211	12,638
Revenue from clinics sold or closed in 2022	2,794	5,143
Revenue from clinics sold or closed in 2021	-	456
Net patient revenue from physical therapy operations	464,590	438,330
Other revenue	3,407	2,939
Revenue from physical therapy operations	467,997	441,269
Revenue - Management contracts	8,095	9,853
Revenue - Industrial injury prevention services	77,052	43,900
Total revenue	$553,144	$495,022

•
Revenue from physical therapy operations increased $26.7 million, or 6.1%, to $468.0 million for the 2022 Year from $441.3 million in the 2021 Year. The average net patient revenue per visit was $103.63 for the 2022 Year as compared to $103.88 for the 2021 Year. Total patient visits were 4,483,282 for the 2022 Year and 4,219,576 for the 2021 Year, an increase of 6.2%.

•
Net patient revenue related to Mature Clinics increased $1.7 million, or 0.4%, to $421.8 million for the 2022 Year, as compared to $420.1 million for the 2021 Year. Visits for Mature Clinics (same store) for the 2022 Year increased 0.5% as compared to the 2021 Year. The increase in visits was partially offset by a 0.1% reduction in the net patient revenue per visit.

•
IIP services revenue increased 75.5% to $77.1 million for the 2022 Year as compared to $43.9 million for the 2021 Year.  The 2022 Year includes revenue of $26.7 million related to the IIP Acquisition compared to $2.2 million in the 2021 Year.

•
Total operating cost was $441.1 million for the 2022 Year, or 79.7% of total revenue, as compared to $377.8 million, or 76.3% of total revenue, for the 2021 Year. Operating cost related to Mature Clinics increased by $16.7 million for the 2022 Year as compared to the 2021 Year.  Operating cost related to the IIP services business increased by $27.9 million for the 2022 Year as compared to the 2021 Year, of which $22.4 million related to the IIP Acquisition.  See table below for a detail of operating cost (in thousands):

	For the Year Ended
	December 31, 2022	December 31, 2021
Operating cost related to Mature Clinics	$337,606	$320,882
Operating cost related to 2022 Clinic Additions	12,425	74
Operating cost related to 2021 Clinic Additions	20,792	10,299
Operating cost related to clinics sold or closed in 2022	2,810	4,561
Operating cost related to clinics sold or closed in 2021	-	512
Operating cost - Physical therapy operations	373,633	336,328
Operating cost - Management contracts	6,402	8,306
Operating cost - Industrial injury prevention services	61,085	33,206
Total operating cost	$441,120	$377,840

U.S. Physical Therapy Press Release	Page 5
February 28, 2023

•
Total salaries and related costs, including all operations, were 57.7% of total revenue for the 2022 Year versus 56.3% for the 2021 Year.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 21.0% for the 2022 Year versus 19.0% for the 2021 Year. The provision for credit losses as a percentage of total revenue was 1.0% for 2022 Year and 1.1% for 2021 Year. The Company experienced pressure on labor rates and other costs in 2022 due to the inflationary economic environment.

•
Gross profit for the 2022 Year was $112.0 million, a decrease of $5.2 million, or 4.4%, as compared to $117.2 million for the 2021 Year. The gross profit percentage was 20.3% of total revenue for the 2022 Year as compared to 23.7% for the 2021 Year. The gross profit percentage for the Company’s physical therapy operations was 20.2% for the 2022 Year as compared to 23.8% for the 2021 Year. The gross profit percentage on management contracts was 20.9% for the 2022 Year as compared to 15.7% for the 2021 Year.  The gross profit percentage for industrial injury prevention services was 20.7% for the 2022 Year as compared to 24.4% for the 2021 Year. Gross profit in the 2022 Year was affected by pressure on labor rates and other costs due to the inflationary economic environment.  The IIP margin in 2022 was impacted by the lower margin profile of the IIP Acquisition. The table below details the gross profit (in thousands):

	For the Year Ended
	December 31, 2022	December 31, 2021

Physical therapy operations	$94,364	$104,941
Management contracts	1,693	1,547
Industrial injury prevention services	15,967	10,694
Gross profit	$112,024	$117,182

•	See above discussion of the charge recorded for goodwill impairment.

•
Corporate office costs were $46.1 million for the 2022 Year as compared to $46.5 million for the 2021 Year. Corporate office costs were 8.3% of total revenue for the 2022 Year as compared to 9.4% for the 2021 Year. The decrease was primarily due to lower estimated bonus expense in the 2022 Year than the 2021 Year.

•	Operating income was $56.8 million for the 2022 Year and $70.6 million for the 2021 Year.

•	The Company revalued contingent earn-out consideration related to some of its acquisitions resulting in the elimination of $2.5 million of the liabilities previously booked.

•	The Company recognized income of $1.2 million in the 2022 Full Year related to a joint venture company that provides physical therapy services for patients at hospitals.

•
For the 2022 Year, the valuation of the put-right liability remained relatively the same.  The put right relates to the potential future purchase of a company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years from November 2021.

•
Other and interest income amounted to $0.9 million primarily derived from a gain of $0.6 million from the sales of various clinics during the 2022 Year.  Other and interest income was $0.2 million in 2021 Year.

•
Interest expense on debt and other, primarily from the $150 million term loan and revolving credit facility entered into in June 2022, amounted to $5.8 million for the 2022 Year. The effective interest rate on the Company’s debt was 3.9% for the 2022 Year. See discussion of Other Comprehensive Income below for information related to the Company’s interest rate swap agreement.  For the 2021 Year, interest expense, primarily from the Company’s revolving line of credit, was $0.9 million.

•
The provision for income tax was $12.2 million for the 2022 Year and $15.3 million for the 2021 Year. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective taxrate) was 27.4% for the 2022 Year and  27.2% for the 2021 Year. See table below ($ in thousands):

	For the Year Ended
	December 31, 2022	December 31, 2021

Income before taxes	$55,571	$73,196

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(6,902)	(11,358)
Non-controlling interest - permanent equity	(4,347)	(5,735)
	$(11,249)	$(17,093)

Income before taxes less net income attributable to non-controlling interest	$44,322	$56,103

Provision for income taxes	$12,164	$15,272

Percentage	27.4%	27.2%

U.S. Physical Therapy Press Release	Page 6
February 28, 2023

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $6.9 million for the 2022 Year as compared to net income attributable to redeemable non-controlling interest (temporary equity) of $11.4 million for the 2021 Year.  Net income attributable to non-controlling interest (permanent equity) was $4.3 million for the 2022 Year and $5.7 million for the 2021 Year. During the 2022 Year, $2.7 million of the goodwill impairment charge related to redeemable non-controlling interest (temporary equity).

•
The Company’s net income attributable to its shareholders was $32.2 million for the 2022 Year, and $40.8 million for the 2021 Year.  Inclusive of the charge for revaluation of non-controlling interest, net of taxes, the amount is $29.3 million, or $2.25 per diluted share, for the 2022 Year, and $31.1 million, or $2.41 per diluted share for the 2021 Year. See table on page 14.

•
For the 2022 Year, the Company’s Operating Results, a non-GAAP measure, was $35.0 million, or $2.70 per diluted share, as compared to $40.8 million (excluding Relief Funds), or $3.17 per diluted share, for the 2021 Year.  For the 2021 Year, the Company’s Operating Results including Relief Funds was $43.7 million, or $3.39 per diluted share.  See table on page 14.

•
For the 2022 Year, the Company’s Adjusted EBITDA, a non-GAAP measure, was $73.7 million, as compared to $73.8 million, excluding Relief Funds, for the 2021 Year.  See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 13 and 14.

Other Comprehensive Income

The Company entered into an interest rate swap agreement in May 2022, which became effective on June 30, 2022.  The maturity date of the swap agreement is June 30, 2027.  It has a $150 million notional value adjusted concurrently with scheduled principal payments made on the term loan.  Beginning in July 2022, the Company pays a fixed one-month SOFR rate of interest of 2.815%. The total interest rate in any period also includes an applicable margin based on the Company’s consolidated leverage ratio. In the 2022 Fourth Quarter and 2022 Full Year, the Company’s interest rate including the applicable margin was 4.665%.  Unrealized gains and losses related to the fair value of the interest rate swap are recorded to accumulated other comprehensive income (loss), net of tax. The fair value of the interest rate swap at December 31, 2022, was $5.4 million, which has been included within Other assets (current and long term) in the accompanying Consolidated Balance Sheet. The impact of the interest rate swap on the accompanying Consolidated Statements of Comprehensive Income was an unrealized loss of $0.4 million, net of tax, for the 2022 Fourth Quarter, and an unrealized gain of $4.0 million, net of tax, for the 2022 Year.

Quarterly Dividend

The Company’s Board of Directors increased the Company’s quarterly dividend on February 21, 2023, from $0.41 per share to $0.43 per share, an increase of 4.9%.  The Board of Directors subsequently declared a quarterly dividend of $0.43 per share payable on April 7, 2023, to shareholders of record on March 10, 2023.

Impact of COVID-19

Relief Funds
In March 2020 in response to the COVID-19 pandemic, the federal government approved the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act provided additional waivers, reimbursement, grants and other funds to assist health care providers during the COVID-19 pandemic, including $100.0 billion in appropriations for the Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, to be used for preventing, preparing, and responding to the coronavirus, and for reimbursing eligible health care providers for lost revenues and health care related expenses that are attributable to COVID-19. For the 2021 Year, the Company recorded income of approximately $4.6 million of payments under the CARES Act (“Relief Funds”). Under the Company’s accounting policy, these payments were recorded as Other income – Relief Funds. These funds are not required to be repaid upon attestation and compliance with certain terms and conditions, which could change materially based on evolving grant compliance provisions and guidance provided by the U.S. Department of Health and Human Services. Currently, the Company can attest and comply with the terms and conditions.  The Company will continue to monitor the evolving guidelines and may record adjustments as additional information is released.

Medicare Accelerated and Advance Payment Program (“MAAPP Funds”)
The CARES Act allowed for qualified healthcare providers to receive advanced payments under the existing MAAPP funds during the COVID-19 pandemic. Under this program, healthcare providers could choose to receive advanced payments for future Medicare services provided. The Company applied for and received approval to receive MAAPP Funds from Centers for Medicare & Medicaid Services in April 2020. The Company recorded the $14.1 million in advance payments received as a liability. During the quarter ended March 31, 2021, the Company repaid the MAAPP funds of $14.1 million rather than applying them to future services performed.

Management Provides 2023 Earnings Guidance

Management currently expects the Company’s Adjusted EBITDA for 2023 to be in the range of $75.0 million to $80.0 million.  The range considers that the previously announced 2% reduction in the Medicare rate, which we estimate to impact our revenues by $3.1 million, as well as the 2023 impact of the phase-out of sequestration relief during 2022, which we estimate to be $1.2 million, are expected to be offset by increases in commercial rates from renegotiations completed in 2022 and those anticipated to be accomplished in 2023.

Please note that the earnings guidance represents projected Adjusted EBITDA from existing operations and excludes future acquisitions. The annual guidance figures will not be updated unless there is a material development that causes management to believe that Adjusted EBITDA will be significantly outside the given range.

Fourth Quarter and Year Ended 2022 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on February 23, 2023, to discuss results for the Company's 2022 Fourth Quarter and Year ended December 31, 2022. Interested parties may participate in the call by dialing (866) 952-8559 Primary or (785) 424-1743 Alternate and entering reservation number USPHQ422 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via webcast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until May 23, 2023, at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 7
February 28, 2023

Forward-Looking Statements

 This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

• the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 and its variants, for which the total financial magnitude cannot be currently estimated;
• changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
• changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
• compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
• competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
• the impact of COVID-19 related vaccination and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
• changes as the result of government enacted national healthcare reform;
• business and regulatory conditions including federal and state regulations;
• governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
• revenue and earnings expectations;
•    some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•    one of our acquisition agreements includes a Put Right for a potential purchase of a company and we may or may not have the capital necessary to satisfy this obligation;
• legal actions, which could subject us to increased operating costs and uninsured liabilities;
• general economic conditions, including but not limited to inflationary and recessionary periods;
• availability and cost of qualified physical therapists;
• personnel productivity and hiring, training and retaining qualified personnel;
• competitive environment in the industrial injury prevention services business, which could result in the termination or nonrenewal of contractual service arrangements and other adverse financial consequences for that service line;
• acquisitions, and the successful integration of the operations of the acquired businesses;
• impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
• maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
• a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;
• maintaining clients for which we perform management, industrial injury prevention related services, and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;
• maintaining adequate internal controls;
• maintaining necessary insurance coverage;
• availability, terms, and use of capital; and
• weather and other seasonal factors.

In addition to the above, see Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and the additional risk factors below:
Our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing, and our ability to operate our business.

We have outstanding debt obligations that could adversely affect our financial condition and limit our ability to successfully implement our business strategy. Furthermore, from time to time, we may need additional financing to support our business and pursue our business strategy, including strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure that additional financing will be available to us on favorable terms when required, or at all.
 Our loan agreements contain certain restrictions and requirements that among other things:
•    require us to maintain a quarterly fixed charge coverage ratio and minimum working capital ratio;
•    limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions, to fund growth or for general corporate purposes;
•    limit our future ability to refinance our indebtedness on terms acceptable to us or at all;
•    limit our flexibility in planning for or reacting to changes in our business and market conditions or in funding our strategic growth plan; and
•    impose on us financial and operational restrictions.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. There is no guarantee that we will be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

U.S. Physical Therapy Press Release	Page 8
February 28, 2023

  If we fail to satisfy our debt service obligations or the other restrictions and requirements in our loan agreements, we could be in default. Unless cured or waived, a default would permit lenders to accelerate the maturity of the debt under the credit agreement and to foreclose upon the collateral securing the debt.

Our outstanding loans bear interest at variable rates.  We are exposed to certain market risks during the ordinary course of business due to adverse changes in interest rates. The exposure to interest rate risk primarily results from our variable-rate borrowing. Fluctuations in interest rates can be volatile and the Company’s risk management activities do not eliminate these risks.  In May 2022, we entered into an interest rate swap agreement to manage these risks.  While intended to reduce the effects of fluctuations in these prices and rates, these transactions may limit our potential gains or expose us to losses. If our counterparties to such transactions or the sponsors fail to honor their obligations due to financial distress, we would be exposed to potential losses or the inability to recover anticipated gains from these transactions.  Some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results.

Some of our acquisition agreements include contingent earn-out consideration, the fair value of which is estimated as of the acquisition date based on the present value of the expected contingent payments as determined using weighted probabilities of possible future payments. These fair value estimates contain unobservable inputs and estimates that could materially differ from the actual future results. The fair value of the contingent earn out consideration could increase or decrease, as applicable. Changes in the fair value of contingent earn-outs will be reflected in our results of operations in the period in which they are recognized, the amount of which may be material and cause volatility in our financial results.

Our business depends upon hiring, training and retaining qualified employees.

Our workforce costs represent our largest operating expense, and our ability to meet our labor needs while controlling labor costs is subject to numerous external factors, including market pressures with respect to prevailing wage rates and unemployment levels. We compete with rehabilitation companies and other businesses for many of our clinical and non-clinical employees, and turnover in these positions can lead to increased training and retention costs, particularly in a competitive labor market. We cannot be assured that we can continue to hire, train and retain qualified employees at current wage rates since we operate in a competitive labor market, and there are currently significant inflationary and other pressures on wages.  If we are unable to hire, properly train and retain qualified employees, we could experience higher employment costs and reduced revenues, which could adversely affect our earnings.

One of our acquisition agreements contains a Put Right related to a potential future purchase of a majority interest in a separate company.

One of our acquisition agreements includes a Put Right for the potential future purchase of a majority interest in a separate company at a purchase price which is derived based on a specified multiple of the separate company’s historical earnings. The exercise of the Put Right is outside of our control.  In the event the Put Right is triggered, we are required to purchase the aforementioned equity interest at the calculated purchase price described above. The resulting purchase price may be greater than the fair value of such equity interests at the time, and we may or may not have the capital necessary to satisfy such contractual purchase obligation, in which case we could be in breach.

  Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.
 About U.S. Physical Therapy, Inc.
  Founded in 1990, U.S. Physical Therapy, Inc. currently operates 640 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

 More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 9
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net patient revenue	$120,146	$113,511	$464,590	$438,330
Other revenue	21,036	16,322	88,554	56,692
Net revenue	141,182	129,833	553,144	495,022
Operating cost:
Salaries and related costs	82,317	75,296	319,191	278,469
Rent, supplies, contract labor and other	29,678	25,971	116,381	94,066
Provision for credit losses	1,356	1,383	5,548	5,305
Total operating cost	113,351	102,650	441,120	377,840

Gross profit	27,831	27,183	112,024	117,182

Goodwill Impairment	9,112	-	9,112	-
Corporate office costs	11,925	10,718	46,111	46,533
Operating income	6,794	16,465	56,801	70,649

Other income and expense
Relief Funds	-	4,597	-	4,597
Resolution of a payor matter	-	-	-	1,216
Settlement of a legal matter	-	(2,635)	-	(2,635)
Change in fair value of contingent earn-out consideration	520	-	2,520	-
Equity in earnings of unconsolidated affiliate	192	112	1,175	112
Other and interest income	69	41	859	199
Change in revaluation of put-right liability	(776)	-	(5)	-
Interest expense - debt and other, net	(2,239)	(191)	(5,779)	(942)
Total other income and expense	(2,234)	1,924	(1,230)	2,547
Income before taxes	4,560	18,389	55,571	73,196

Provision for income taxes	1,212	3,946	12,164	15,272

Net income	3,348	14,443	43,407	57,924

Less: net loss (income) attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	318	(2,689)	(6,902)	(11,358)
Non-controlling interest - permanent equity	(1,059)	(1,541)	(4,347)	(5,735)
	(741)	(4,230)	(11,249)	(17,093)

Net income attributable to USPH shareholders	$2,607	$10,213	$32,158	$40,831

Basic and diluted earnings per share attributable to USPH shareholders	$(0.01)	$0.73	$2.25	$2.41

Shares used in computation - basic and diluted	13,002	12,912	12,985	12,898

Dividends declared per common share	$0.41	$0.38	$1.64	$1.46

U.S. Physical Therapy Press Release	Page 10
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Net income	$3,348	$14,443	$43,407	$57,924
Other comprehensive loss
Unrealized gain on cash flow hedge	(564)	-	5,378	-
Tax effect at statutory rate (federal and state) of 25.55%	144	-	(1,374)	-
Comprehensive income	$2,928	$14,443	$47,411	$57,924

Comprehensive income attributable to non-controlling interest	(741)	(4,230)	(11,249)	(17,093)
Comprehensive income attributable to USPH shareholders	$2,187	$10,213	$36,162	$40,831

U.S. Physical Therapy Press Release	Page 11
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	December 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$31,594	$28,567
Patient accounts receivable, less allowance for credit losses of $2,829 and $2,768, respectively	51,934	46,272
Accounts receivable - other	16,671	16,144
Other current assets	11,067	4,183
Total current assets	111,266	95,166
Fixed assets:
Furniture and equipment	62,074	58,743
Leasehold improvements	42,877	39,194
Fixed assets, gross	104,951	97,937
Less accumulated depreciation and amortization	80,203	74,958
Fixed assets, net	24,748	22,979
Operating lease right-of-use assets	103,004	96,427
Investment in unconsolidated affiliate	12,131	12,215
Goodwill	494,101	434,679
Other identifiable intangible assets, net	108,755	86,382
Other assets	4,149	1,578
Total assets	$858,154	$749,426
LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$3,300	$3,268
Accounts payable - due to seller of acquired business	3,204	3,203
Accrued expenses	37,413	45,705
Current portion of operating lease liabilities	33,709	30,475
Current portion of term loan and notes payable	7,863	830
Total current liabilities	85,489	83,481
Notes payable, net of current portion	1,913	3,587
Revolving line of credit	31,000	114,000
Term Loan, net of current portion and deferred financing costs	142,918	-
Deferred taxes	21,303	14,385
Operating lease liabilities, net of current portion	77,934	74,185
Other long-term liabilities	13,029	7,345
Total liabilities	373,586	296,983
Redeemable non-controlling interest - temporary equity	167,515	155,262
Commitments and Contingencies
U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
15,216,326 and 15,126,160 shares issued, respectively	152	151
Additional paid-in capital	110,317	102,688
Accumulated other comprehensive gain	4,004	-
Retained earnings	232,948	224,395
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	315,793	295,606
Non-controlling interest - permanent equity	1,260	1,575
Total USPH shareholders' equity and non-controlling interest - permanent equity	317,053	297,181
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$858,154	$749,426

U.S. Physical Therapy Press Release	Page 12
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Year Ended
	December 31, 2022	December 30, 2021
OPERATING ACTIVITIES
Net income including non-controlling interest	$43,407	$57,924
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	14,743	11,591
Provision for credit losses	5,548	5,305
Equity-based awards compensation expense	7,264	7,867
Deferred income taxes	4,309	5,688
Change in revaluation of put-right liability	5	-
Change in fair value of contingent earn-out consideration	(2,520)	-
(Gain) loss on sale of clinics and fixed assets	(643)	-
Impairment of Goodwill	9,112	-
Earnings in unconsolidated affiliate	(1,175)	(112)
Other	(83)	(134)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(10,279)	(9,417)
(Increase) decrease in accounts receivable - other	(307)	(1,538)
(Decrease) increase in other assets	(5,940)	(633)
(Decrease) Increase in accounts payable and accrued expenses	(7,755)	4,657
(Decrease) increase in other long-term liabilities	2,851	(4,792)
Net cash provided by operating activities	58,537	76,406

INVESTING ACTIVITIES
Purchase of fixed assets	(8,248)	(8,201)
Purchase of majority interest in businesses, net of cash acquired	(59,788)	(86,823)
Purchase of redeemable non-controlling interest, temporary equity	(14,987)	(28,465)
Purchase of non controlling interest-permanent	(280)	(1,274)
Proceeds on sale of partnership interest - redeemable non-controlling interest	402	69
Distributions from unconsolidated affiliate	1,259	152
Sale of non-controlling interest - permanent	-	131
Proceeds on sales of partnership interest, clinics and fixed assets	373	275
Net cash used in investing activities	(81,269)	(124,136)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(15,348)	(16,931)
Cash dividends paid to shareholders	(21,321)	(18,765)
Proceeds from revolving line of credit	101,000	316,000
Proceeds from term loan	150,000	-
Payments on revolving line of credit	(184,000)	(218,000)
Payments on Term Loan	(1,875)	-
Principal payments on notes payable	(930)	(4,899)
(Payment) receipt of Medicare Accelerated and Advance Funds	-	(14,054)
Payment of loan costs	(1,779)	-
Other	12	28
Net cash used in financing activities	25,759	43,379

Net decrease in cash and cash equivalents	3,027	(4,351)
Cash and cash equivalents - beginning of period	28,567	32,918
Cash and cash equivalents - end of period	$31,594	$28,567

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,615	$12,214
Interest paid	$5,687	$1,352
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$1,574	$3,050
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$1,074	$1,759
Notes payable related to purchase of non-controlling interest, permanent equity	$296	$-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$1,580	$914

U.S. Physical Therapy Press Release	Page 13
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide details of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH diluted shareholders per the consolidated statements of income, less a goodwill impairment charge related to the IIP Acquisition, changes in fair value of contingent consideration, expenses related to executive officer transitions, settlement of a legal matter, and any allocations to non-controlling interests, all net of taxes. Operating Results per diluted share also exclude the impact of the revaluation of redeemable non-controlling interest and the associated tax impact.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, goodwill impairment charges, change in fair value of contingent earn-out consideration, Relief Funds, changes in revaluation of put-right liability, equity-based awards compensation expense, settlement of a legal matter, and related portion for non-controlling interests.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Management uses Operating Results and Adjusted EBITDA, which eliminates certain items described above that can be subject to volatility and unusual costs, as one the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results and Adjusted EBITDA is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 14
February 28, 2023

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
2022 PERIODS COMPARED TO 2021 PERIODS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2022	2021 *	2022	2021 *
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$2,607	$10,213	$32,158	$40,831
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(3,697)	(1,121)	(3,890)	(13,011)
Tax effect at statutory rate (federal and state) of 25.55%	945	286	994	3,324
	$(145)	$9,378	$29,262	$31,144

Earnings per share (basic and diluted)	$(0.01)	$0.73	$2.25	$2.41

Adjustments:
Goodwill impairment charge	9,112	-	9,112	-
Change in fair value of contingent earn-out consideration	(520)	-	(2,520)	-
Change in revaluation of put-right liability	776	-	5	-
Expenses related to executive officer transitions	-	-	-	1,301
Relief Funds	-	(4,597)	-	(4,597)
Settlement of a legal matter	-	2,635	-	2,635
Allocation to non-controlling interests	(2,734)	676	(2,734)	676
Revaluation of redeemable non-controlling interest	3,697	1,121	3,890	13,011
Tax effect at statutory rate (federal and state)	(2,640)	42	(1,981)	(3,328)
Operating Results (a non-GAAP measure)	$7,546	$9,255	$35,034	$40,842

Relief Funds	-	4,597	-	4,597
Allocation to non-controlling interests	-	(715)	-	(715)
Tax effect at statutory rate (federal and state) of 25.55%	-	(992)	-	(992)
Operating Results (including Relief Funds) (a non-GAAP measure)	$7,546	$12,145	$35,034	$43,732

Basic and diluted Operating Results per share (a non-GAAP measure)
Including Relief Funds	$0.58	$0.94	$2.70	$3.39
Excluding Relief Funds	$0.58	$0.72	$2.70	$3.17

Shares used in computation - basic and diluted	13,002	12,912	12,985	12,898

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021 *	2022	2021 *

Net income attributable to USPH shareholders	$2,607	$10,213	$32,158	$40,831

Adjustments:
Depreciation and amortization	3,793	3,071	14,743	11,591
Goodwill impairment	9,112	-	9,112	-
Change in fair value of contingent earn-out consideration	(520)	-	(2,520)	-
Settlement of a legal matter	-	2,635	-	2,635
Other and interest income	(69)	(41)	(859)	(199)
Change in revaluation of put-right liability	776	-	5	-
Interest expense - debt and other, net	2,239	191	5,779	942
Provision for income taxes	1,212	3,946	12,164	15,272
Equity-based awards compensation expense	1,802	1,587	7,264	7,867
Allocation to non-controlling interests	(3,098)	(358)	(4,185)	(1,277)
Adjusted EBITDA (including Relief Funds) (a non-GAAP measure)	17,854	21,244	73,661	77,662

Relief Funds	$-	$(4,597)	$-	$(4,597)
Allocation to non-controlling interests	-	715	-	715
Adjusted EBITDA (excluding Relief Funds) (a non-GAAP measure)	$17,854	$17,362	$73,661	$73,780

* Revised to conform to current year presentation.

U.S. Physical Therapy Press Release	Page 15
February 28, 2023

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF PHYSICAL THERAPY OPERATIONS
CLINIC COUNT

Date	Number of Clinics

March 31, 2021	564
June 30, 2021	575
September 30, 2021	579
December 31, 2021	591

March 31, 2022	601
June 30, 2022	608
September 30, 2022	614
December 31, 2022	640